Contact: DCB Financial Corp	Exhibit 99
Ronald J. Seiffert, President and CEO	For Immediate Release
(740) 657-7000	July 22, 2013

DCB FINANCIAL CORP ANNOUNCES SECOND QUARTER 2013 NET INCOME

LEWIS CENTER, Ohio, July 22, 2013 — DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced net income of $156,000 for the three months ended June 30, 2013, compared to net income of $283,000 for the same period in 2012. Net income for the six months ended June 30, 2013 is $298,000, compared to net income of $442,000 in the prior year. On a year-to-date basis, the bank experienced a significant increase in loans of $28.5 million or 9.2%. In addition, recoveries of loans previously charged off resulted in a benefit from the allowance for loan losses of $240,000 for the quarter and $890,000 for the six months ended June 30, 2013. The positive effects of these two improvements on the income statement were partially offset by a year-over-year increase in non-interest expense of $743,000 driven principally by salaries and benefits associated with new business development officers and increased collection expenses.

“I am very excited that we were able to continue to significantly grow our loan portfolio, while at the same time aggressively exiting problem credits,” noted Ronald J. Seiffert, President and Chief Executive Officer. “After completing a second quarter in a row with significant growth, we are starting to see the positive effect of this production on our interest income and core performance. We have not seen this level of quarter-over-quarter growth in our interest income since 2006. Our goal now is to keep this momentum going through the end of the year and beyond.”

Summarized Statements of Financial Condition
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
(In thousands, as of)	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

ASSETS
Cash and cash equivalents	$38,300	$54,283	$63,307	$48,157	$57,153
Investment securities	87,499	85,405	88,346	88,727	96,131
Loans receivable, net	339,134	322,057	310,623	314,087	313,629
Other assets	40,224	42,918	44,216	43,228	43,795
Total Assets	$505,157	$504,663	$506,492	$494,199	$510,708

LIABILITIES
Non-interest bearing deposits	$96,875	$90,553	$95,847	$98,628	$89,622
Interest bearing deposits	349,313	356,736	352,443	340,909	360,022
FHLB advances	5,760	6,384	7,498	16,689	17,568
Other liabilities	3,980	2,414	2,315	2,220	8,299
Total Liabilities	455,928	456,087	458,103	458,446	475,511
Total Stockholders' Equity	49,229	48,576	48,389	35,753	35,197
Total Liabilities & Stockholders' Equity	$505,157	$504,663	$506,492	$494,199	$510,708

Summarized Statements of Operations

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
	(for the three months ended, in thousands, except per share data)

Interest income	$4,245	$4,146	$4,505	$4,579	$4,725
Interest expense	494	530	605	743	857
Net interest income	3,751	3,616	3,900	3,836	3,868
Provision for loan loss	(240)	(650)	(300)	65	255
Net interest income after provision
for loan losses	3,991	4,266	4,200	3,771	3,613
Non-interest income	1,351	1,308	944	1,158	1,234
Non-interest expense	5,440	5,456	5,203	4,750	4,782
Income before tax provision (benefit)	(98)	118	(59)	179	65
Income tax provision (benefit)	(254)	(24)	87	(127)	(218)
Net Income (Loss)	$156	$142	$(146)	$306	$283
Basic and diluted earnings (loss) per share	$0.02	$0.02	$(0.03)	$0.08	$0.08

Summary of Key Ratios
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
Performance Ratios:
Return on average assets (1)	0.12%	0.11%	(0.12)%	0.24%	0.22%
Return on average equity (1)	1.30%	1.17%	(1.65)%	3.48%	3.29%
Net interest margin (2)	3.27%	3.11%	3.34%	3.33%	3.29%
Noninterest expense to average assets (1)	4.31%	4.32%	4.17%	3.79%	3.71%
Efficiency ratio (3)	106.62%	110.80%	107.41%	95.11%	93.73%
Average interest-earning assets to
average interest-bearing liabilities	130.52%	128.27%	128.58%	127.59%	109.18%
Average equity to average assets	9.50%	9.58%	7.10%	7.02%	6.68%

Asset Quality Ratios:
Nonaccrual loans as a percent of total loans	1.65%	1.65%	1.68%	1.70%	2.18%
Allowance for loan losses as a percent
of total loans	1.88%	2.06%	2.17%	2.53%	2.83%
Allowance for loan losses as a percent
of nonaccrual loans	114.13%	124.23%	129.08%	149.04%	130.28%
Net charge-offs to average outstanding
loans during the period (1)	0.02%	(0.68)%	0.13%	0.09%	0.05%
Criticized and classified assets to tangible
capital and ALLL	55.80%	68.10%	72.50%	101.10%	124.30%
Texas ratio (4)	15.48%	16.44%	21.81%	24.18%	28.73%

(1)	Quarterly income and expense amounts used in ratio have been annualized.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents other expense divided by the sum of net interest income and other income.
(4)	The sum of nonperforming assets divided by the sum of tangible capital and allowance for loan loss.

For the three months ended June 30, 2013

Net Interest Income

Net interest income quarter-over-quarter has increased $135,000 or 3.8%. This increase is attributable to the 9.2% growth in loans at the Bank since the end of 2012. Net interest income of $3.8 million for the three months ended June 30, 2013 reflected a slight decrease from $3.9 million for the same quarter in the prior year. This change is attributed to a decline in yield on loans, offset by the growth in the loan portfolio and a decline in borrowings from the Federal Home Loan Bank (“FHLB”). The average yield on loans has decreased to 4.47% for the three months ended June 30, 2013 from 4.95% for the prior year quarter. This is offset by a decline in interest expense as average borrowings fell to $6.1 million in the current year quarter from $22.0 million in the prior year quarter. The decline in interest rates is a result of the overall decline in market interest rates. The decline in interest expense reflects the utilization of excess cash to take advantage of early repayments of FHLB borrowings.

Provision for loan losses

For the three months ended June 30, 2013, $240,000 benefit was recognized in the provision for loan losses, compared to expense of $255,000 for the same period in 2012. This release from the allowance is primarily attributable to gross recoveries during the quarter of $172,000, and continued improvement in the quality of the Bank’s loan portfolio.

Noninterest Income

Total noninterest income for the quarter was $1.4 million, compared to $1.2 million for the second quarter 2012. The increase is primarily due to recognition of gains from sales of investment securities in the current year quarter of $135,000 and increased fee income in Wealth Management as a result of additional business development officers that were added at the end of 2012.

The gain on sale of investment securities is comprised of one sale of pooled trust preferred securities that were previously classified as held-to-maturity. These securities were initially deemed other than temporarily impaired in 2009. In the last twelve months, the securities’ performance has improved, and management realized there was an opportunity to sell one of these securities at a gain in the current quarter. This sale further reduced the troubled assets of the Bank. The Bank’s remaining investment in this pool of trust preferred securities totals $1.0 million.

Noninterest Expense

Total noninterest expense of $5.4 million for the second quarter represents an increase of $658,000, or 13.8%, from the second quarter 2012. The increase in operating expense is primarily due to an increase in salary and benefits, $506,000 or 21%; professional services, $204,000 or 66%; and other operating expenses $70,000 or 8%, offset by a decline in Federal Deposit Insurance Corporation (“FDIC”) deposit insurance premiums $147,000 or 52%. The increase in salary and benefits is driven by the addition of new business development officers. The effect of these officers has already had an impact in growing the loan portfolio and increasing fee income in Wealth Management. The increase in professional services is primarily related to managing the troubled asset portfolio and a full year of utilizing an outsourced internal audit function. The increase in other operating expenses is attributable to increases in loan expenses due to significantly increased application volume in the current year and additional shareholder related expenses subsequent to the capital raise increasing the number of outstanding shares.

For the six months ended June 30, 2013

Net Interest Income

Net interest income of $7.4 million for the six months ended June 30, 2013 is a decrease of $507,000 or 6.4% from the same period in the prior year. This change is attributed to the previously mentioned year-over-year decline in earning assets and a decline in net interest margin. The change in the margin is primarily a result of a $20 million decline in higher yielding problem loans, coupled with the effect of the current low interest rate environment on new and refinanced loans. Deposit levels have remained relatively flat for that same period with a slight decline in rates.

Provision for loan losses

For the six months ended June 30, 2013, an $890,000 benefit was recognized in the provision for loan losses, compared to expense of $730,000 for the same period in the prior year. This release from the allowance is primarily attributable to gross recoveries of $946,000, and continued improvement in the quality of the Bank’s loan portfolio. This is seen in the decline of the ratio of Criticized and Classified Assets to Tier-1 Capital plus the Allowance for Loan Loss as it has decreased to 55.8% at June 30, 2013 from 72.5% at the end of 2012.

Noninterest Income

Total noninterest income for the six months ended June 30, 2013 was $2.7 million, a decrease of 9.0% from the $2.9 million recognized for the same period in the prior year. The decrease is primarily due to $340,000 less from gains on the sales of securities in the current year, a $78,000 decline in Trust fee income, and a $72,000 decline in service charges on deposit accounts, partially offset by a $247,000 improvement in gains from sales of other real estate owned (“OREO”). The decline in sales from securities is attributable to securities sold in 2012 that were in a significant gain position. This opportunity has not been available in the current year. The decrease in Trust fee income is a result of concessions and other reductions made in order to remain competitive in the market. The decline in service charges is due to the continuing impact of regulatory changes on fee income related to debit card and ATM transactions. The change in gains on sales of other real estate owned is due to properties being sold at a gain in the current year, compared to properties primarily being written down and sold for losses in the prior year.

Noninterest Expense

The total noninterest expense of $10.9 million for the six months ended June 30, 2013 represents an increase of $1.2 million, or 12.9%, from the same period in the prior year. The increase in operating expense is attributed to increases in salary and benefits, professional expenses, and state franchise taxes, partially offset by a decrease in other operating expenses. The $1.2 million increase in salaries and benefits expenses is attributable to the previously mentioned addition of business development officers. The $269,000 increase in professional fees is attributable to the managing and recovery work on the troubled assets of the bank and the full year of outsourcing the internal audit function. The $96,000 increase in state franchise taxes is a result of the previously mentioned capital raise and its impact on this assessment. The $231,000 decrease in FDIC insurance premium is attributed to a decline in the premium rate when compared to the prior year. The $164,000 decrease in other operating expenses is primarily attributable to lower expenses in the current year for maintaining OREO properties.

Analysis of Selected Financial Condition

The Corporation’s assets totaled $505.2 million at June 30, 2013, compared to $506.5 million at December 31, 2012. The previously mentioned growth in the loan portfolio has been funded primarily through cash and proceeds from repayments of investment securities and sales of OREO. OREO has decreased $1.6 million or 42.8% since December 31, 2012. Deposits remained relatively flat from December 31, 2012, while FHLB Borrowings are continuing to be paid down and have decreased $1.7 million or 23.2% since December 31, 2012. The changes to other assets and other liabilities offset as they relate to ending balances to sweep accounts for treasury management customers that are re-invested daily.

Business of DCB Financial Corp

DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 14 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services.

Application of Critical Accounting Policies

The Corporation’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s Form-10K for the year ended December 31, 2012 filed on April 1, 2013 with the Securities and Exchange Commission (“SEC”). These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Forward-Looking Statements

Certain statements in this report constitute “forward-looking statements”. Such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company. Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Securities and Exchange Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.